Exhibit (a)(5)(X)

IMPAC MORTGAGE HOLDINGS, INC.

Shareholder Name Address 1
Address 2
Address 3

EXTREMELY IMPORTANT

Re: IMPAC MORTGAGE HOLDINGS, INC.

Dear Preferred Stockholder:

We have been trying to get in touch with you regarding a very important matter pertaining to your investment in IMPAC MORTGAGE HOLDINGS, INC. This matter relates to Impac Mortgage Holdings, Inc.’s offer to exchange for 9.375% Series B Cumulative Redeemable Preferred Stock and 9.125% Series C Cumulative Redeemable Preferred Stock which requires your response. The deadline to submit your response is fast approaching so your immediate attention is appreciated.

It is very important that we speak to you regarding this matter as soon as possible. The call will only take a few moments of your time and there is no confidential information required.

Please contact us toll-free at 1-888-280-6942 between 9:00 a.m. and 10:00 p.m. Eastern time Monday through Friday or between 10:00 a.m. and 6:00 p.m. Eastern time on Saturdays. At the time of the call please reference the number listed below.

Thank you. Sincerely,

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